Exhibit 99.1

Entrepreneur Universe Bright Group Reports Second Quarter 2025 Financial Results

XI’AN, China, August 14, 2025 — Entrepreneur Universe Bright Group (“EUBG” or the “Company”), a Nevada corporation, today announced its unaudited financial results for the quarter ended June 30, 2025.

Financial Highlights

- Revenue: $1,143,106 for Q2 2025 (Q2 2024: $1,264,221), a 9.6% year-over-year decrease.
- Net Income: $422,852 in Q2 2025 (Q2 2024: $348,467), up 21.3% year over year.
- Total Comprehensive Income: $424,033 (Q2 2024: $343,134).
- Cash Position: Cash and cash equivalents were approximately $9.15 million as of June 30, 2025.

Business Overview

EUBG provides digital marketing consultancy services through its wholly-owned PRC subsidiary, Xi’an Yunchuang Space Information Technology Co., Ltd. The Company specializes in helping startups and small businesses enhance brand recognition and improve sales via online platforms.

Strategic Outlook

EUBG continues to focus on high-value digital advisory services and platform-based solutions. The Company aims to expand offerings in brand consulting, omni-channel e-commerce integration, and performance-based marketing campaigns.

Management Commentary

Mr. Guolin Tao, CEO of EUBG, stated:

“During the second quarter, even as market demand softened, we delivered solid financial performance. While revenue declined modestly year over year, net income increased.

We further optimized our service portfolio to align with evolving client needs. These initiatives are strengthening our competitive advantages and laying a solid foundation for sustainable growth.”

About Entrepreneur Universe Bright Group

Entrepreneur Universe Bright Group is a Nevada holding company that conducts its operations through its wholly-owned subsidiaries in Hong Kong and the People’s Republic of China. The Company primarily engages in consulting, sourcing, and marketing services in China with support from its Hong Kong subsidiary. EUBG is committed to providing business consulting services across multiple markets in China. For more information, please visit: www.eubggroup.com.

Investor Relations Contact

Entrepreneur Universe Bright Group
Phone: +86-029-86100263
Website: www.eubggroup.com

Safe Harbor Statement

This press release contains projections and “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 related to the Company’s business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are not historical facts. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate,” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause actual results to differ materially from those discussed in the forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, the following: the Company’s goals and strategies; future business development; financial condition and results of operations; product and service demand and acceptance; competition and pricing pressures; changes in technology; government regulations; fluctuations in economic and business conditions in China; and assumptions underlying or related to any of the foregoing and other risks contained in the Company’s filings with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements in this press release. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.